Exhibit 10.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (together with the exhibits and schedules hereto, this “Agreement”) is dated as of September 27, 2010 by and among Pacific Ethanol California, Inc., a California corporation (“Seller”) and Daniel A. Sanders (“Buyer”).

Recitals

Whereas, Seller owns 10,094,595 Class B Voting Units (the “Membership Interests”) of Front Range Energy, LLC, a Colorado limited liability company (the “Company”), which represents approximately 42% of the outstanding membership interests of the Company.

Whereas, the Company is engaged in the business (the “Business”) of operating an approximately 40 million gallon per year corn ethanol plant, providing management services to operate the corn ethanol plant and such other activities related to the foregoing.

Whereas, the Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the Membership Interests on the terms and subject to the conditions set forth herein.

Agreement

Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the Parties hereby agree as follows:

ARTICLE 1

Definitions

“Account” means Seller’s Bank of America account #14998D25891 (Transit #121000358; Routing #11-35; Bank Branch # 1210-CA).

“Affiliate” means an individual or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified individual or entity.  For purposes of this definition, “control” shall include, without limitation, the exertion of significant influence over an individual or entity and shall be conclusively presumed as to any fifty percent (50%) or greater equity interest.

“Business” is defined in the recitals hereto.

“Buyer” is defined in the preamble hereof and shall also include any Affiliate of Buyer that becomes an assignee of the Agreement pursuant to the terms of Section 10.3.

“Charter Documents” shall mean, as applicable, the specified entity’s (i) certificate of incorporation or formation or other charter or organizational documents, and (ii) bylaws or operating agreement, each as from time to time in effect.

“Closing” is defined in Section 3.2.

“Closing Date” is defined in Section 3.2.

“Closing Notice” is defined in Section 7.2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals hereto.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of an asset, any restriction on the receipt of any income derived from an asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of an asset).

“Indemnified Party” means (a) Buyer, (b) the Company; (c) Buyer’s and the Company’s current and future Affiliates; (d) the respective Representatives of the persons referred to in clauses (a), (b) and (c); and the respective successors and assigns of the persons referred to in clauses (a), (b), (c) and (d) above.

“Loss” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including court costs and any cost of investigation) or expense of any nature.

“Membership Interests” is defined in the recitals hereto.

“Membership Interest Certificates” means the Certificate of Membership of Front Range Energy, LLC, #5, representing 10,094,595 Class B Voting Units of the Company.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of Front Range Energy, LLC, dated as of October 20, 2005.

“Party” or “Parties” means any of Seller and Buyer.

“Person” means any individual, person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, government, government agency or authority or other entity.

 “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Seller” is defined in the preamble hereof.

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

“Transactions” shall mean (a) the execution and delivery of the respective Transaction Documents; and (b) all of the transactions contemplated by the respective Transaction Documents, including (i) the sale of the Membership Interests by Seller to Buyer in accordance with this Agreement; and (ii) the performance by Seller and Buyer of their respective obligations under the Transaction Documents and the exercise by Seller and Buyer of their respective rights under the Transaction Documents.

“Transaction Documents” shall mean (a) the Agreement; and (b) the deliverables referred to in Sections 6.1 and 6.2.

ARTICLE 2

Purchase And Sale of Membership Interests

2.1           Acquisition.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, the Membership Interests, free and clear of all Encumbrances, on the Closing Date.

ARTICLE 3

Purchase Price

3.1           Purchase Price.  As consideration for the sale of the Membership Interests to Buyer at the Closing, Buyer shall pay to Seller, in cash, a total of $18,500,000 (the “Cash Consideration”) by wire transfer to the Account.

3.2           Closing. The closing of the sale of the Membership Interests to Buyer (the “Closing”) shall take place at the offices of the Company on the date that all conditions to Closing set forth in Article 7 have been satisfied; provided, however, that Buyer shall not be obligated to close sooner than five (5) business days from the date the Seller gives the Closing Notice provided for in Section 7.2.4.  The date on which the Closing takes place shall be referred to as the “Closing Date.”

ARTICLE 4

Seller’s Representations and Warranties

Seller represents and warrants to and for the benefit of the Indemnified Parties that:

4.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller is in good standing and qualified to do business as a foreign corporation in any state in which it is doing business.

4.2           Due Authorization; Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party has been duly and validly authorized by Seller.  Assuming the due authorization, execution and delivery of the same by Buyer, this Agreement and each of the other Transaction Documents to which Seller is a party constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors’ rights generally).

4.3           Non-Contravention; Consents. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions.  Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the Transactions, will directly or indirectly (with or without notice or lapse of time):  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Seller; (ii) conflict with or violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound; or (iv) result in the imposition or creation of an Encumbrance upon the Membership Interests.

4.4           Ownership of Membership Interests.  Seller is the unconditional and sole legal, beneficial, record and equitable owner of the Membership Interests, and Seller has full power and authority to sell and transfer the Membership Interests, free and clear of any restrictions on transfer or any other Encumbrances.  Seller has not ever sold, assigned transferred or otherwise disposed of all or any portion of the Membership Interests.  Seller’s ownership of the Membership Interests has been at all times conducted in accordance with applicable Law.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any membership interests, or any voting or economic right therein, of the Company.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interests of the Company.  The Membership Interest Certificates represent all the Membership Interests.

4.5           Distributions.  Seller has no current outstanding obligation to return to the Company all or any portion of any distribution previously received from the Company in respect of the Membership Interests.

4.6           Brokers.  Seller has not agreed or become obligated to pay, or has taken any action that might result in any person, entity or governmental body claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

ARTICLE 5

Buyer’s Representations and Warranties

Buyer represents and warrants to Seller that:

5.1           Non-Contravention; Consents. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions.  Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the Transactions, will directly or indirectly (with or without notice or lapse of time):  (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Buyer; (ii) conflict with or violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound.

5.2           Brokers.  Buyer has not agreed or become obligated to pay, or has taken any action that might result in any person, entity or governmental body claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

5.3           Investment Intent.  Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part. For the avoidance of doubt,  the foregoing is not intended to impair or restrict the ability of the Seller to make transfers in accordance with Section 8.2 of the Operating Agreement.

ARTICLE 6

Closing Deliverables

6.1           Deliverables by Seller. At the Closing, Seller shall deliver the following to Buyer:

6.1.1           a certificate from Seller certifying that (i) each of the representations and warranties made by Seller in this Agreement is true and correct as of the date of this Agreement and (ii) each of the covenants and agreement that Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects;

6.1.2           the Membership Interest Certificates, duly endorsed (or accompanied by duly executed stock powers); and

6.1.3           such instruments of assumption and other documents or instruments as Buyer reasonably may request to effect the Transactions.

6.2           Closing Deliverables by Buyer.  At the Closing, Buyer shall deliver the following to Seller:

6.2.1           a certificate from Buyer certifying that (i) each of the representations and warranties made by Buyer in this Agreement is true and correct as of the date of this Agreement and (ii) each of the covenants and obligations that Buyer is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects; and

6.2.2           the Cash Consideration.

ARTICLE 7

Closing Conditions

7.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to close the Transactions is subject to the satisfaction, at or before October 29, 2010, of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion:

7.1.1           Seller shall have executed each of the Transaction Documents to which it is a party and delivered the same Buyer;

7.1.2           Seller shall have delivered to Buyer the Membership Interest Certificates, duly endorsed (or accompanied by duly executed stock powers);

7.1.3           The representations and warranties of Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date; and

7.1.4           Seller shall have delivered to Buyer the Closing Notice provided for in Section 7.2.4.

7.2           Conditions to Seller’s Obligations.  The obligation of Seller to close the Transactions is subject to the satisfaction, at or before October 29, 2010, of each of the following conditions, provided that these conditions are for Seller’s  sole benefit and may be waived by Seller at any time in its sole discretion:

7.2.1           Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same Buyer;

7.2.2           Buyer shall have delivered to the Account the Cash Consideration by wire transfer of immediately available funds;

7.2.3           The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date;

7.2.4           Seller shall have closed on a convertible note financing in the amount of approximately $35 million.  At such time as this condition is fulfilled or waived by Seller, Seller shall give written notice to Buyer (the “Closing Notice”).  The giving of the Closing Notice shall constitute an irrevocable waiver of the condition set forth in the first sentence of this Section 7.2.4.

ARTICLE 8

Indemnification

8.1           Survival of Representations and Covenants.

8.1.1           The covenants and agreements of each Party shall survive the Closing as of the Transactions for the periods specified in such covenants and agreements, or if no period is specified, until the fourth anniversary of the Closing.

8.1.2           The representations, warranties, covenants and obligations of Seller and the rights and remedies that may be exercised by any Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

8.1.3           The representations and warranties of Seller contained in this Agreement shall remain in full force and effect and shall expire on the six month anniversary of the Closing; provided, however, that the foregoing expiration date shall not apply to (i) claims based on fraud, intentional misrepresentation or willful breach which shall survive for the applicable statute of limitations and (ii) claims related to breaches of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Due Authorization; Enforceability) and Section 4.4 (Ownership of Membership Interests), which shall survive until the fourth anniversary of the Closing; provided further, however, that if Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or prior to the applicable expiration date, then such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as such claim has been fully and finally resolved, either by means of a written settlement agreement or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

8.1.4           The representations and warranties of Buyer contained in this Agreement shall survive until the fourth anniversary of the Closing.

8.2           Indemnification by Seller. Seller shall hold harmless and indemnify each of the Indemnified Parties from and against, and shall compensate and reimburse each of the Indemnified Parties for, any Losses that are directly or indirectly suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject at any time (regardless of whether or not such Losses relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

8.2.1           any breach by Seller or of any representation or warranty of Seller contained in this Agreement, any other Transaction Document or in any certificate delivered by pursuant to any provision of this Agreement or any other Transaction Document;

8.2.2           any breach of any covenant or agreement of Seller contained in this Agreement or any other Transaction Document; or

8.2.3           any liability of Seller.

ARTICLE 9

Additional Agreements

9.1           Further Assurances. Each Party shall execute and deliver such further documents and instruments and to take such further actions after the Closing as may be necessary or desirable and reasonably requested by the other Party to give effect to the Transactions.

9.2           Expenses; Attorneys’ Fees. Each Party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of, such Party in connection with the negotiation, preparation and review of this Agreement, the other Transaction Documents and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, and the consummation and performance of the Transactions.  If a Party shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other Party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses.

9.3           Confidentiality. Seller shall continue to comply with the confidentiality provisions set forth in Section 6.14 of the Operating Agreement, which are incorporated herein by this reference.

9.4           Reporting Compliance. Buyer shall cause the Company to continue to comply with the provisions of Schedule A, paragraph 1 of the letter agreement dated October 17, 2006, among the Company, Seller and ICM, Inc. (the “Implementation Agreement”), which are incorporated herein by this reference.  A copy of the Implementation Agreement is attached for reference as Exhibit A.

9.5           Tax Matters.

9.5.1           Allocation of Company Tax Items. All items of Company income, gain, loss, deduction, and credit attributable to the Membership Interests for the taxable year of the Closing shall be allocated between Buyer and Seller based on a closing of the Company’s books as of the close of business on the Closing Date.  The allocation shall be determined by the Company in good faith, in accordance with past practices of the Company, and consistent with the Tax returns of the Company filed prior to the Closing Date (unless otherwise required by applicable law).

9.5.2           Purchase Price Allocation.  Within 60 days after Closing, Buyer shall deliver to Seller a draft allocation of Seller’s amount realized (including the Cash Consideration and Seller’s share of the liabilities of the Company determined pursuant to Code § 752) among the “unrealized receivables” and the “inventory items” of the Company.  Seller shall have 30 days to review and comment on the draft allocation.  The allocation shall be subject to the approval of Seller, which approval shall not be unreasonably withheld.  The final allocations determined in accordance with this Section 9.5.2 shall be binding on Buyer and Seller for tax purposes, and neither Buyer nor Seller shall take any position, whether in any tax return, tax audit or otherwise, that is inconsistent with such allocations.

9.5.3           Capital Account.  Seller shall receive no further distributions from the Company.  Buyer shall succeed to the entire Capital Account of Seller attributable to the Membership Interests.

9.5.4           Sales Taxes.  Buyer shall be responsible for, and shall indemnify Seller against, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, to the extent levied by the State of California as a result of the consummation of the Transactions.  Seller shall be responsible for, and shall indemnify Buyer against, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, to the extent levied by the State of Colorado as a result of the consummation of the Transactions.

ARTICLE 10

Miscellaneous

10.1           Amendment and Waiver.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer and Seller.

10.2           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, when mailed by certified mail, return receipt requested, when sent by facsimile with confirmation of receipt received, or when delivered by overnight courier with executed receipt.  Notices, demands and communications to Seller or Buyer shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller:	Pacific Ethanol California, Inc.
400 Capitol Mall
Suite 2060
Sacramento, CA 95814
Attn: Chief Executive Officer
Tel: (916) 403-2123
Fax: (916) 446-3937

with copies to:	Pacific Ethanol, Inc.
400 Capitol Mall
Suite 2060
Sacramento, CA 95814
Attn: General Counsel
Tel: (916) 403-2130
Fax: (916) 446-3936

Notices to Buyer:	Daniel A. Sanders
31375 Great Western Drive
Windsor, CO 80550
Tel: (970) 674-2910
Fax: (503) 661-7753

with copies to:	Stoel Rives, LLP
101 S. Capitol Boulevard
Suite 1900
Boise, Idaho 83702
Attn: John M. Eustermann, Esq.
Tel: (208) 389-9000
Fax: (208) 389-9040

10.3           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, that Buyer may assign in whole its right, title and interest under this Agreement to any Affiliate.

10.4           Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.5           Complete Agreement; Schedules And Exhibits.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.6           Governing Law; Venue.

10.6.1           The laws of the State of Colorado, without regard to conflict of law doctrines, govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

10.6.2           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Denver, Colorado.  Each party to this Agreement:

10.6.2.1            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Denver, Colorado (and each appellate court located in the State of Colorado) in connection with any such legal proceeding;

10.6.2.2            agrees that each state and federal court located in the County of Denver, Colorado shall be deemed to be a convenient forum; and

10.6.2.3            agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Documents will be deemed as originals if received by facsimile copy.

10.8           Third Party Beneficiaries.  Nothing in this Agreement is intended or will be construed to entitle any person or entity, other than Buyer and Seller or their respective permitted transferees and assigns, to any claim, cause of action, remedy or right of any kind.

10.9           Severability.  The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by duly authorized individuals as of the date hereof.

Buyer:

Daniel A. Sanders,

/s/ Daniel A. Sanders Signature: Daniel A. Sanders

Seller:

Pacific Ethanol California, Inc.,
a Delaware corporation

By:	/s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

Exhibit A

Implementation Agreement

 Exhibit A